UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2004

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Golden Shore Drive, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Item 2. Acquisition or Disposition of Assets.

On July 1, 2004, Molina Healthcare, Inc. closed on its acquisition of Health Care Horizons, Inc., the parent company of Cimarron Health Plan, Inc., a New Mexico corporation. The acquisition was effected in accordance with the Agreement and Plan of Merger dated as of February 23, 2004, by and among Molina, Health Care Horizons, Inc., a Michigan corporation, Molina NM Acquisition Corp., a Delaware corporation, and the principal shareholders of Health Care Horizons. Under the terms of the merger agreement, Molina’s wholly-owned subsidiary, Molina NM Acquisition Corp. merged into Health Care Horizons, with Health Care Horizons as the surviving corporation.

The consideration for the merger was $69 million, subject to adjustments, plus the assumption of approximately $5.8 million in outstanding Health Care Horizons bank debt. Molina funded the acquisition with available cash. As of the effective time of the merger, each share of Health Care Horizons common stock was converted into the right to receive in cash the merger consideration (as defined in the merger agreement), divided by the number of shares of the Health Care Horizons common stock outstanding as of the closing. All of the outstanding common stock of Molina NM Acquisition Corp. was converted into 100 shares of Health Care Horizons common stock.

There were no material relationships between Molina or any of its affiliates, directors, or officers and Health Care Horizons.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements of the business acquired as required by this item will be filed by amendment to this current report on Form 8K within 60 days.

(b) Pro forma financial information.

The pro forma financial information required by this item will be filed by amendment to this current report on Form 8K within 60 days.

(c) Exhibits.

Exhibit No.	Description
2.1	The Agreement and Plan of Merger dated as of February 23, 2004 was previously filed as Exhibit 2.1 to the Form 8K of Molina filed on February 23, 2004.

3.1	Certificate of Merger as filed with the Secretary of State of the State of Michigan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: July 16, 2004	By:	/s/ Mark L. Andrews
Mark L. Andrews
Executive Vice President, Legal Affairs,
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	The Agreement and Plan of Merger dated as of February 23, 2004 was previously filed as Exhibit 2.1 to the Form 8K of Molina filed on February 23, 2004.

3.1	Certificate of Merger as filed with the Secretary of State of the State of Michigan.